Exhibit 99.1

News Corporation

NEWS RELEASE

For Immediate Release

Contact Jack Horner 212 852 7952

This press release does not constitute an offer of securities for sale or a solicitation of an offer to purchase securities in the United States. The shares of Premiere AG (the "Shares") may not be offered or sold in the United States under the U.S. Securities Act of 1933, as amended, absent registration or an exemption from registration. No public offering of shares will be made in the United States.

News Corporation and Premiere AG's Bank Syndicate Reach Agreement on Long-Term Financing to Support Premiere's New Strategic Plan

NEW YORK, December 23, 2008 - News Corporation today announced that it has reached an agreement with Premiere AG and its bank syndicate on a new financing structure, which will replace Premiere's current debt financing and provide additional equity to fund the new strategic plan just announced by Premiere AG. Under the new financing structure, the existing debt facilities will be refinanced by Euro 525m of new long-term bank facilities and News Corporation will backstop capital increases intended to provide Premiere with gross equity proceeds of Euro 450m as follows:

- A first equity capital increase is intended to satisfy Premiere's short-term funding needs. It involves the issue of up to approximately 10.2m shares out of its existing authorized capital via a rights issue and will raise at least Euro 25m. News Corporation will purchase a certain number of shares not subscribed for by other shareholders to ensure gross proceeds to Premiere of not less than Euro 25m, while ensuring that its ownership level will not exceed 29.9 percent. The bank syndicate has also agreed to provide up to Euro 25m short-term financing in January 2009. This interim funding is intended to provide a minimum of Euro 50m to satisfy Premiere's funding needs through the completion of the second equity capital increase.

- A second equity capital increase is intended to raise an additional amount such that Premiere will receive total gross proceeds of Euro 450m from the two equity capital increases. The second equity capital increase will also be structured as a rights issue and is expected to close in the second quarter of calendar year 2009.

News Corporation has agreed to backstop the second capital increase, subject to certain conditions, the most important of which are the availability of the new long-term bank facilities and an exemption from the Federal Financial Supervisory Office ("BaFin") from the requirement to make a mandatory public offer for Premiere in the event News Corporation's equity share in Premiere reaches or exceeds 30 percent. News Corporation's commitment is also conditional on approval of the second capital increase by an extraordinary meeting of Premiere shareholders which is planned for the first quarter of 2009 as well as certain customary closing conditions.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2008 of approximately US$61 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.